Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is made and entered into freely and voluntarily, by and between O.B. RAWLS IV (hereinafter referred to as “Employee”) and HYPERCOM CORPORATION (hereinafter referred to collectively with all of its subsidiaries and controlled affiliates as the “Company”).

WHEREAS, the parties mutually wish to memorialize the terms and conditions of the termination of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, Employee and the Company agree as follows:

1. Resignation. Employee hereby resigns from all positions with the Company (including as an officer and employee of Hypercom Corporation and of each Company subsidiary of which he is an officer or employee), effective as of 5:00 p.m., Phoenix, Arizona time, August 10, 2007 (the “Effective Date”).

2. Economic Terms. The Company agrees that, in consideration for Employee’s covenants herein, the parties agree as follows:

(a) As a severance benefit effective November 12, 2007, Employee will receive his current base salary, less applicable tax and other withholding amounts, through May 12, 2008 (the “Severance Amount”) payable in accordance with the Company’s bi-weekly payroll cycle, commencing after the expiration of the cancellation period provided in Section 11; provided, however, that (i) the Company shall not be obligated to make any such payments until after the expiration of the cancellation period provided in Section 11, and (ii) the Company may deduct from such payments any amounts owed to the Company by Employee, including, but not limited to, travel advances, guaranteed credit card balances, loans, unreturned or damaged equipment and/or software, and any Company tax or other liabilities resulting from the actions of Employee. The parties acknowledge and agree that as a form of additional consideration for the Employee’s covenants herein, Employee will enter into a 3 month consulting arrangement with the Company or a subsidiary thereof, to be executed between the parties under separate terms and conditions. Employee agrees that Employee has submitted all expense reports to the Company in accordance with the Company’s policies and procedures. The Company will also pay Employee the cash equivalent of Employee’s paid time off accrued as of the Effective Date. Employee acknowledges and agrees that the Company will not pay any severance, bonus, incentive, allowance, vacation, paid time off, sick or other pay in addition to the consideration provided herein.

(b) On November 12, 2007, Employee shall be eligible for 6 months of Company paid COBRA health coverage. Thereafter, coverage under COBRA will continue at Employee’s own expense in accordance with and subject to the limitations and requirements of COBRA.

(c) Employee waives any rights granted to or conferred upon Employee pursuant to the “Change in Control” letter, dated March 1, 2007, and Employee acknowledges and agrees such Change in Control arrangement with the Company is null and void.

(d) Employee agrees that the May 8, 2006 grant of an option for Employee to acquire 30,000 shares of Company stock at a price of $10.59 per share is hereby canceled.

(e) Employee shall retain any vested stock options granted to Employee, subject to the terms and conditions thereof and of the applicable Company plans; provided, however, that Employee shall forfeit all unvested options, other unvested awards of stock (including restricted stock), and any and all other forms of incentive compensation, as of the Effective Date. For purposes of this Agreement, the options and restricted stock, Employee shall be deemed terminated without “cause.” The options, restricted stock and any other unvested awards, shall cease to vest as of the Effective Date, and Employee shall have 90 days following the Effective Date to exercise any options which were vested as of the Effective Date.

(f) Employee shall be entitled to retain his laptop computer and communication equipment provided for his use as of August 10, 2007 by Company. Employee shall provide Company with a list of such equipment on August 10, 2007. Employee shall submit such equipment to Company on, or as soon as possible after the Effective Date to allow Company to delete any and all Company information from the equipment.

(g) The Employee will be entitled to a lump sum payment of $75,000 at the end of the 9 month period following the Effective Date, provided Employee complies with the terms and conditions of Section 4 herein.

3. Release and Covenant Not to Sue. Each party hereby forever releases, discharges, cancels, waives, and acquits the other party and its or Employee’s representatives (which shall include, as applicable, spouse, heirs, executors, administrators, successors, assigns, affiliates, subsidiaries, corporate parents, agents, directors, employees, owners, attorneys) of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liability of any nature whatsoever, whether in law or equity, which a party has, had or may hereafter have against it or Employee arising out of, or by reason of, any cause or matter, existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE PARTY AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than for breach of this Agreement.

(a) This FULL WAIVER OF ALL CLAIMS includes, without limitation, attorney’s fees, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to, the employment and/or termination of the employment of Employee by the Company, such as, BUT NOT LIMITED TO, any charge, claim, lawsuit or other proceeding arising under the Civil Rights Act of 1866, 1964, 1991, Title VII as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), as amended by the Older Worker Protection Act, the Labor Management Relations Act (LMRA), the Employee Retirement Income Security Act (ERISA), the Consolidated Omnibus Budget Reconciliation Act, the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Rehabilitation Act of 1973, and the Family and Medical Leave Act of 1993, worker’s compensation laws, or any other federal, state, or local statute, or any contract, agreement, plan or policy.

(b) Each party further covenants and agrees not to institute, nor cause to be instituted, any legal proceeding, including filing any claim or complaint with any government agency alleging any violation of law or public policy or seeking worker’s compensation, against the Company (or any of its representatives), premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, personal injury, interference with contract, breach of contract, defamation, negligence, infliction of emotional distress, fraud, or deceit, except to enforce the terms of this Agreement.

(c) Each party acknowledges that the considerations afforded the party under this Agreement are in full and complete satisfaction of any and all claims a party may have or had to the date hereof, including any arising out of Employee’s employment with the Company or the termination thereof.

The foregoing provisions of this Section 3 shall not apply to any conduct that constituted fraud, involved an intentional or reckless misstatement or omission, or a criminal act, or was not performed in good faith and in (or at least not opposed to) the best interests of the Company.

4. Non-Competition; Non-Solicitation.

(a) Non-Competition. In further consideration of the consideration provided in Section 2 and the other agreements and covenants of the Company contained herein, Employee agrees that during the remainder of his employment and the 9 month period following the Effective Date, Employee will not, directly or indirectly, either as an employee, partner, owner, lender, director, advisor or consultant or in any other capacity or through any entity: engage in the design, manufacture, marketing or sale of electronic payment solutions, including point of sale/point of transaction terminals, peripheral devices, transaction networking devices, transaction management systems and application software, and related support and services currently offered, sold or under development by the Company (collectively, the “Competitive Activities”), within the Protected Territory (as defined below); provided, however, that (i) Employee may own stock in the Company and less than 1% of any other publicly traded company engaged in any or all of the Competitive Activities; and (ii) Employee is not prohibited from working in credit card issuing or merchant acquiring activities;

As used herein, the term “Protected Territory” means the United States and Canada.

(b) Non-Solicitation. Employee further covenants and agrees that during the remainder of his employment and the 9 month period following the Effective Date, Employee will not, directly or indirectly, either as an employee, partner, owner, lender, director, advisor or consultant or in any other capacity or through any entity:

(i) solicit, accept business from, call upon, handle, deliver products or render services to any customer or client of the Company with whom Employee, alone or in conjunction with others, has corresponded, talked, solicited, provided services or products to, or otherwise entered into or pursued a business relationship at the time of Employee’s separation or within the 9 month period immediately preceding Employee’s separation, for the purpose of selling such customer or client the same, similar, or related services or products that Employee provided on behalf of the Company;

(ii) solicit, encourage, induce, or convince any Business Associate (as defined below) to end, reduce, or change his/her/its relationship with the Company; or

(iii) engage in any oral, written, electronic or other communication regarding the Company or the Competitive Activities with any officer, director, employee, representative, agent or affiliate of VeriFone Holdings, Inc., Ingenico S.A., Thales, and NCR Corporation’s electronic payment provider business or division, SAGEM Monetal and Gemalto N.V.

As used herein, the term “Business Associate” means any individual or entity doing business with or rendering services to the Company at the time of Employee’s separation or within the 9 month period immediately preceding Employee’s separation, including customers or clients, employees, investors, independent contractors, vendors, suppliers, or joint venture partners.

(c) Employee hereby acknowledges and agrees that the restrictions set forth in this Section 4 are reasonable in both scope and time, are agreed to in exchange for valuable consideration to which he would otherwise not be entitled, and do not unduly restrict his ability to earn a living. Employee further acknowledges and agrees that the restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by the Company.

5. Confidentiality.

(a) It is understood that in the course of Employee’s employment with Company, Employee has become acquainted with Company Confidential Information (as defined below). Employee recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, Employee agrees that Employee will not disclose to others, copy, make any use of, or remove from Company’s premises any Company Confidential Information without the express written consent of the Chief Executive Officer of the Company, until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means by persons unrelated to the Company that are not bound by an obligation of confidentiality.

(b) Employee shall deliver to the Company, no later than 5:00 p.m., Phoenix time, on the Effective Date, the originals and all copies (including, but not limited to, any electronic versions or copies) of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Employee.

(c) “Company Confidential Information” shall mean confidential, proprietary information or trade secrets of Company including without limitation the following: (1) employee, customer, distributor and supplier lists and related information as compiled by or on behalf of the Company; (2) Company’s internal practices and procedures; (3) Company’s financial condition and financial results of operation; (4) strategic planning, merger and acquisition activities, manufacturing, engineering, purchasing, finance, marketing, promotion, recruiting, human resources, distribution, and selling activities; (5) inventions, designs, developments, devices, software, source code, object code, firmware, methods and processes related to the business of the Company (whether or not patentable or reduced to practice); (6) except as required by law, the terms and conditions of this agreement, as well as negotiations and circumstances leading up to it; (7) all other information which Employee has a reasonable basis to consider confidential or which is treated by Company as confidential; and (8) all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing provisions, the following shall not be considered Company Confidential Information: (i) the general skills of the Employee as an experienced management level employee; (ii) information generally known by management within the electronic payment solutions industry; and (iii) persons, entities, contacts or relationships of Employee that are also generally known in the industry.

(d) Employee hereby agrees that the periods of time provided for in this Section 5 and other provisions and restrictions set forth therein are necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by the Company. Employee further agrees that damages cannot compensate the Company in the event of a violation of this Section 5 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, Employee hereby covenants and agrees that, in the event any of the provisions of this Section 5 shall be materially violated or breached, the Company shall be entitled to seek to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. An injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereon. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.

6. No Disparagement/Confidential Agreement. Each party agrees that as part of the consideration for this Agreement, they will not make disparaging or derogatory remarks, whether oral or written, about the other party or, in the case of the Company, its officers, directors, employees, agents, customers or suppliers. Employee agrees to keep the existence and terms of this Agreement in strict confidence; provided, however, that Employee may disclose the existence and terms of this Agreement to Employee’s spouse, financial advisor, attorney, and as required by law. The Company agrees to keep the existence and terms of this Agreement in strict confidence; provided, however, that the Company may discuss or disclose the existence and terms of this Agreement on a need-to-know basis or as required by law or regulation.

7. Return of Company Property. Employee shall deliver to the Company no later than 5:00 p.m., Phoenix time, on the Effective Date, all access cards and keys, and any other Company property in Employee’s possession or control, expect as otherwise provided herein. The foregoing notwithstanding, the Company’s obligation to pay any amounts to Employee under any provision of this Agreement shall be contingent upon Employee’s compliance with this Section 7.

8. No Admission of Liability. Nothing contained in this Agreement shall be construed in any manner as an admission by any party that they have violated any statute, law or regulation, or breached any contract or agreement.

9. Reliance. Employee warrants and represents that: (a) Employee has relied on Employee’s own judgment regarding the consideration for and language of this Agreement; (b) Employee has been given a reasonable period of time to consider this Agreement, has been advised to consult with counsel of his own choosing before signing this Agreement, and has consulted with counsel or voluntarily elected not to consult with independent counsel; (c) the Company has not in any way coerced or unduly influenced Employee to execute this Agreement; and (d) this Agreement is written in a manner that is understandable to Employee and Employee has read and understood all paragraphs of this Agreement.

10. Nature of the Agreement. This Agreement and all provisions hereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement and all attachments constitute the sole and entire agreement of the parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between the parties hereto except as expressly stated herein. Except for any previously executed confidentiality agreements that are still in effect, all prior agreements, commitments, or plans relating to Employee’s employment by the Company, are hereby terminated. In the event of any conflict between the confidentiality provisions of this Agreement and any previously executed confidentiality agreement(s) between the parties, the provisions of this Agreement shall govern. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of the Agreement shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to choice of law principles. Employee hereby: (a) irrevocably submits to the exclusive jurisdiction of the courts of the State of Arizona located in the County of Maricopa over any suit, action or other proceeding arising in connection with this Agreement or the subject matter hereof, and (b) waives and agrees not to assert in any such suit, action or proceeding, any claim that Employee is not subject to the jurisdiction of such courts of competent jurisdiction.

11. Time Period For Considering or Canceling This Agreement. Employee has the right to consult an attorney before signing this Agreement. Employee acknowledges that Employee has been offered a period of time of at least 21 days to consider whether to sign this Agreement, which Employee has waived, and the Company agrees that Employee may cancel this Agreement at any time during the 7 days following the date on which this Agreement has been signed by all parties to this Agreement. In order to cancel or revoke this Agreement, Employee must deliver to the Company c/o Hypercom Corporation, Attn: General Counsel, 2851 W. Kathleen Road, Phoenix, Arizona 85053, written notice stating that Employee is canceling or revoking this Agreement. If this Agreement is timely cancelled or revoked, none of the provisions of this Agreement shall be effective or enforceable and the Company shall not be obligated to make the payments to Employee or to provide Employee with the other benefits described in this Agreement and all contracts and provisions modified or relinquished by the Company shall be reinstated.

12. General Matters. This Agreement may not be assigned by one party without the prior express written consent of the other party. This Agreement may be executed by the parties in multiple counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument. The parties acknowledge that: (a) each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same; and (b) any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement. The provisions of this Agreement shall survive so long as necessary to carry out the intentions of the parties expressed in this Agreement.

Dated this 8th day of August, 2007.

O.B. RAWLS IV

/s/ O.B. Rawls IV

Employee

Dated this 8th day of August, 2007.

HYPERCOM CORPORATION

By: /s/ William Keiper

Name: William Keiper